SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8 )*


                                ESSEX CORPORATION
                                (Name of Issuer)


                      COMMON STOCK, NO PAR VALUE PER SHARE
                         (Title of Class of Securities)


                                   296744 10 5
                                 (CUSIP Number)


                                 MARCH 17, 2004
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [    ] Rule 13-d-1(b)
         [ X  ] Rule 13-d-1(c)
         [    ] Rule 13-d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No. 296744 10 5               13G                       Page 2 of 5 Pages





1    Name of Reporting Person                                  HARRY LETAW, JR.
     S.S. or I.R.S. Identification No. of Above Person (Entities Only)


2    Check the Appropriate Box if a Member of a Group*           (a)
                                                                    -----

                                                                 (b)
                                                                    -----
3    SEC Use Only


4    Citizenship or Place or Organization             United States of America


                                        5        Sole Voting Power
     Number                                      145,137

     Of Shares                          6        Shared Voting Power
                                                 367,395
     Beneficially
                                        7        Sole Dispositive Power
     Owned by Each                               145,137

     Reporting Person                   8        Share Dispositive Power
                                                 367,395
     With


9    Aggregate Amount Beneficially Owned by Each Reporting Person

     512,532

10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     N/A


11   Percent of Class Represented by Amount in Row 9                     3.31%


12   Type of Reporting Person                                              IN

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                      ------------------------------------

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )

                      ------------------------------------

ITEM 1(A) - NAME OF ISSUER:

ESSEX CORPORATION

ITEM 1(B) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------------------------------------------------------

9150 Guilford Road, Columbia, MD  21046-2306

ITEM 2(A) - NAME OF PERSON FILING:

Harry Letaw, Jr.

ITEM 2(B) - ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

9150 Guilford Road, Columbia, MD  21046-2306

ITEM 2(C) - CITIZENSHIP:

United States of America

ITEM 2(D) - TITLE OF CLASS OF SECURITIES:

Common Stock, no par value per share

ITEM 2(E) - CUSIP NUMBER:

296744 10 5

ITEM 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act;

(b) [ ] Bank as defined in Section 3(a)(6) of the Act;

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;



                                Page 3 of 5 Pages

(d) [ ] Investment company registered under Section 8 of the Investment Company Act;

(e) [  ]  An   investment   adviser   in   accordance   with  Rule
    13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [ X ]

ITEM 4 - OWNERSHIP:

  (a) Amount of Beneficially Owned: 512,532

  (b) Percent of Class: 3.31%

  (c) Number of shares as to which such person has:

   (i)      sole power to vote or direct to vote                        145,137
                                                                        -------
   (ii)     shared power to vote or direct to vote                      367,395
                                                                        -------
   (iii)    sole power to dispose of or to direct the disposition of    145,137
                                                                        -------
   (iv)     shared power to dispose or to direct the disposition of     367,395
                                                                        -------

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

N/A

                                Page 4 of 5 Pages

           Identification  and  Classification  of the Subsidiary Which Acquired
ITEM 7 - THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

N/A

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF GROUP:

N/A

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

N/A

ITEM 10 - CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    04/20/04                      By:      /S/ HARRY LETAW, JR.
         --------------                        --------------------------------
                                               Harry Letaw, Jr.



                                Page 5 of 5 Pages